EXHIBIT 10.2
JOINT STATEMENT BY EXECUTIVE BOARD MEMBERS AND MAIN SHAREHOLDERS
OF EXMOVERE HOLDINGS, INC.

The undersigned, representing all the members of Board of Directors and all shareholders that hold with a minimum of five percent (5%) of all the authorized and issued shares of the Exmovere Holdings, Inc.(the “Company”) do hereby agree and undertake that:

1.
In anticipation of a successful listing of the Company’s shares on the Deutsche Boerse, each of the undersigned agrees that he shall in good faith, take all reasonable steps and do all things necessary to enter into a Lock-up Agreement for a period of not less than twelve (12) months (the “Lock-up Period). The effective date of the Lock-up Period shall begin at midnight on the day prior to the first day of trading on the exchange;

2.
The undersigned acknowledge and understand that a Lock-up Agreement prohibits, among other things, the entering into agreement, agreement in principal, letter of intent or any other agreement or understanding that does or might reasonably expect to result in the offer to sell, contract to sell, assign, transfer or dispose of any share from the period commencing on the first day of trading on the Deutsche Boerse and continuing until the first anniversary of the first day of trading.

3.
This Joint Statement by Executive Board Members and Main Shareholders may be executed in counterparts, each of which shall constitute an original, and all of which, together shall constitute one document

IN WITNESS WHEREOF, the undersigned do affix their signatures below:

/s/ David Bychkov	Date:	June 25, 2010
Mr. David Bychkov, Chairman

/s/ Cheyenne Crow	Date:	July 2, 2010
Mr. Cheyenne Crow, Director

/s/ Robert Doornick	Date:	June 14, 2010
Mr. Robert Doornick, Director

/s/ William D. Heath	Date:	June 16, 2010
Mr. William “Bill” Heath, Director

/s/ Joseph Batty	Date:	June 14, 2010
Mr. Joseph Batty, Director

Date:
[Name]